UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 15, 2013

SAMSON OIL & GAS LIMITED

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  +61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Farmout of 25% of Undeveloped Acreage in North Stockyard

On August 15, 2013, Samson Oil & Gas Limited entered into a Purchase and Sale Agreement (the “Agreement”) to divest half of its equity position in the undeveloped acreage in the North Stockyard project to Slawson Exploration Company, Inc. (SECI) and a third party for $5.562 million in cash and other consideration. Samson retained its full interest in currently producing wells in the field. Along with the undeveloped acreage, Samson will transfer a 25% interest in the drilled but not yet completed Billabong and Sail and Anchor wells. The cash portion of the purchase price is subject to the delivery of a useable wellbore in Billabong, valued by the Agreement at $891,000, and other customary post-closing adjustments. As a result of this transaction, Slawson will become the operator of the project going forward.

The foregoing description of the Agreement is a general description only, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated into this report by reference.

Roosevelt Sale

As previously announced, on August 12, 2013, Samson delivered a notice of termination of the Asset Purchase and Sale Agreement (the “APSA”) to the potential buyer of its interest in the Roosevelt Project in Montana. On August 15, 2013, the potential buyer proposed closing the transaction on the same terms as were originally proposed, with a closing date on or before August 31, 2013. Samson informed the potential buyer that it will proceed with the sale transaction if the potential buyer can close the sale transaction on or before August 31, 2013. Samson has entered into an Amendment to the APSA extending the deadline for closing to August 31, 2013. The Amendment permits Samson to discuss, negotiate with or solicit other persons or entities with regard to the potential sale of all or any portion of Samson’s interest in the Roosevelt Project assets, except that no such alternative sale may be consummated prior to the newly extended closing date.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
10.1	Purchase and Sale Agreement dated August 15, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2013

SAMSON OIL & GAS LIMITED

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer